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                                 ASC EAST, INC.
                                  EPS EXHIBIT
                                  JULY 26,1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                 JULY 26,
                                                                                   1998
PRIMARY AND FULLY DILUTED CALCULATION

           Net income from continuing operations ............................        1,380

           Extraordinary loss, net of income tax benefit of $2,854  .........        4,464
                                                                             --------------

           Net loss .........................................................      (3,084)
                                                                             --------------

           Weighted average shares outstanding:
                   Common Stock .............................................      978,300
                                                                             --------------

           Loss per share (basic and fully diluted):

                   Net income from continuing operations ....................         1.41
                   Extraordinary loss .......................................       (4.56)
                   Net loss .................................................       (3.15)

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